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                                                                 Exhibit 23.1


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the American Eagle Outfitters, Inc. Employee Stock Purchase Plan, the American Eagle Outfitters, Inc. 1994 Restricted Stock Plan, the American Eagle Outfitters, Inc. 1994 Stock Option Plan, and the American Eagle Outfitters, Inc. Stock Fund of American Eagle Outfitters, Inc. Profit Sharing and 401(k) Plan of our report dated March 3, 1998 (except for Note 13, as to which the date is April 14, 1998), with respect to the consolidated financial statements of American Eagle Outfitters, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 1998.




Pittsburgh, Pennsylvania
April 21, 1998